Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated March 3, 2025, with respect to the Common Stock, $0.001 par value per share, of Identiv, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Radoff Family Foundation

By:	/s/ Bradley L. Radoff
Bradley L. Radoff, Director
Date:	03/03/2025

Radoff Bradley Louis

By:	/s/ Bradley L. Radoff
Bradley L. Radoff
Date:	03/03/2025